Exhibit 3.1

NEW YORK REIT, INC.

ARTICLES OF AMENDMENT

New York REIT, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Company (the “Charter”) is hereby amended to provide that, at 5:00 p.m. Eastern Time on March 15, 2018 (the “Effective Time”), every ten (10) issued and outstanding shares of common stock (the “Common Shares”), $0.01 par value per share, of the Company which were issued and outstanding immediately prior to the Effective Time shall be combined into one issued and outstanding Common Share, $0.10 par value per share.

SECOND: No fractional Common Shares will be or remain issued upon such amendment and each stockholder otherwise entitled to a fractional share shall be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a share multiplied by ten (10) times the average closing price of the Common Shares as reported by the New York Stock Exchange for the five (5) consecutive trading days ending on the date on which the Effective Time occurs.

THIRD: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by the Maryland General Corporation Law. The amendment set forth herein is limited to a change expressly authorized by Section 2-309(e)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Company.

FOURTH: There has been no increase in the authorized shares of stock of the Company effected by the amendment to the Charter as set forth above.

FIFTH: These Articles of Amendment shall become effective at the Effective Time.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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SIGNATURES

IN WITNESS WHEREOF, New York REIT, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and President, and attested by its Chief Financial Officer, Treasurer and Secretary, on this 15th day of March, 2018.

ATTEST:

By:	/s/ John Garilli	By:	/s/ Wendy Silverstein
	Name: John Garilli		Name: Wendy Silverstein
	Title: Chief Financial Officer, Treasurer and Secretary		Title: Chief Executive Officer and President